Amendment to Investment Advisory Agreement

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Specialty Funds, Inc., a Maryland corporation (the "Company"), and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 6th day of January, 1995 (the "Agreement").

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO European Small Company Fund and INVESCO Latin American Growth Fund of the Company, and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO European Small Company Fund and INVESCO Latin American Growth Fund, to the same extent as if the INVESCO European Small Company Fund and INVESCO Latin American Growth Fund were to be added to the definition of "Funds" as utilized in the Agreement, and that INVESCO European Small Company Fund and INVESCO Latin American Growth Fund shall pay IFG a fee for services provided to them by IFG under the Agreement as follows: 0.75% of the first $500 million of the Portfolio's average net assets; 0.65% of the next $500 million of the Portfolio's average net assets; and 0.55% of the Portfolio's average net assets over $1 billion.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement on this 6th day of January, 1995.


                                          INVESCO SPECIALTY FUNDS, INC.


                                          By /s/ Dan J. Hesser
                                             --------------------------
                                             Dan J. Hesser, President
ATTEST:

/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary
(CORPORATE SEAL)                          INVESCO FUNDS GROUP, INC.


                                          By  /s/ Ronald L. Grooms
                                              ---------------------
ATTEST:                                       Ronald L. Grooms,
                                              Senio Vice President
/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary
(CORPORATE SEAL)